Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial
Condition and Results of Operations

June 30, 2006 and 2005

Management’s Discussion and Analysis of Financial Condition and Results of Operations
(“MD&A”)

This MD&A for the period ended June 30, 2006 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company” or “we”, “us” or “our”).

This MD&A contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements.  Investors are cautioned that such forward-looking statements are not guarantees of future performance, results or events and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  the demand for our programming among other cable television and direct broadcast satellite (“DBS”) operators and our ability to maintain and renew affiliation agreements with cable television and DBS operators;

•                  demand for advertising inventory;

•                  the cost of programming and industry conditions;

•                  the regulatory environment in which we operate;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•                  developments in the government investigations and proceedings and litigation related to past practices of Cablevision Systems Corporation (“Cablevision”) and CSC Holdings, Inc. (“CSC”) in connection with grants of stock options and stock appreciation rights (“SARs”);

•                  the outcome of litigation and other proceedings, including the matters described in the accompanying consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  our ability to obtain content for our programming businesses;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  market demand for new programming services;

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

Stock Option Review

On August 8, 2006, Cablevision and CSC announced that in light of published reports concerning the pricing of stock options and the timing of option grants at numerous other companies, they undertook a voluntary review (the “Stock Option Review”) of their past practices in connection with grants of stock options and SARs.   As a result of the Stock Option Review, Cablevision and CSC have determined that the grant date and exercise price assigned to a number of their stock option and SAR grants during the 1997-2002 period did not correspond to the actual grant date and the closing price of Cablevision’s common stock on that date.  Cablevision and CSC expect to restate previously issued annual and interim financial statements to record adjustments relating to stock option and SAR matters.  Cablevision and CSC management have concluded that their financial statements for all periods beginning January 1, 1997 should not be relied upon.

While Cablevision and CSC have not yet finalized their expected restated financial statements, sufficient procedures have been performed relative to their expected restatements to allow the Company to conclude that any adjustment amounts that would be attributable to the Company are not material to the Company.  Therefore, the Company has concluded that no restatement of its previously issued financial statements is required and, accordingly, the financial statements do not reflect any adjustments relating to the matters covered by the Stock Option Review.

As discussed in Note 10 to the consolidated financial statements, these grants are the subject of ongoing government investigations and litigation.  Cablevision and CSC intend to fully cooperate with such government investigations.

Overview

We provide television programming to operators of cable television systems and DBS operators throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC; WE tv, or WE (formerly known as WE: Women’s Entertainment); and The Independent Film Channel, or IFC.

Our future performance depends on, among other factors, general economic conditions including capital market conditions, the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways.  First, we receive affiliate fee payments from operators of cable television systems and DBS operators.  These revenues are generally on a per subscriber basis and earned under multi-year contracts referred to as affiliation agreements with those operators. The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers”.  The second principal source of revenues is from advertising.  Under our agreements with cable television system and DBS operators, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliate fees because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of distributors that carry our services and the number of subscribers to cable television systems and DBS operators that receive our programming.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE and IFC, which are not as widely distributed as AMC, a primarily analog service.  WE and IFC, although carried by many of the larger distributors, have higher growth opportunities resulting from their current carriage levels with cable television operators.  IFC is currently carried primarily on digital tiers while WE is carried on either analog expanded basic or digital tiers.  Therefore, WE and IFC penetration rates may increase if operators are successful in converting their analog subscribers to digital tiers of service.  Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased carriage, we may be subject to requests by distributors to make upfront payments in exchange for additional subscribers, which we record as deferred carriage fees that are amortized as a reduction to revenue over the period of the related subscriber guarantee, or to waive or accept lower subscriber fees if certain additional subscribers are provided. We also may help fund the distributors’ efforts to market our channels or we may permit distributors to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising and by increasing rates for such advertising, but ultimately, the level of our advertising revenues is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television and DBS operators.  This increased concentration enhances the power of those operators and could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating pricing and other terms of the affiliation agreements.  The Company had three customers that in the aggregate accounted for approximately 35% of the Company’s consolidated net trade receivable balances at June 30, 2006 and December 31, 2005, which exposes the Company to a concentration of credit risk.  These customers accounted for approximately 39% of the Company’s net revenues for the six months ended June 30, 2006 and 2005.  Moreover, as a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE) and IFC.

Certain Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

In March 2005, $155.6 million of amounts due from Rainbow Media Holdings LLC was converted to equity and recorded as a deemed capital distribution.

In August 2004, American Movie Classics Company LLC (“AMC LLC”) issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350.0 million to Rainbow Media Holdings LLC, which was recorded as a deemed capital distribution.  In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the elimination was to reduce debt by $350.0 million and decrease member’s deficiency by the same amount in 2005.

Cautionary Note Concerning Historical Financial Statements

Investors should be aware that we are highly leveraged.  As a result, we incur significant interest charges.  In addition, our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Three Months Ended June 30,
	2006		2005		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
	(dollars in thousands)

Revenues, net	$151,613	100%	$135,511	100%	$16,102
Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	48,414	32	43,062	32	(5,352)
Selling, general and administrative	48,580	32	44,651	33	(3,929)
Depreciation and amortization	15,400	10	15,261	11	(139)
Operating income	39,219	26	32,537	24	6,682
Other expense:
Interest expense, net	(31,476)	(21)	(29,121)	(21)	(2,355)
Miscellaneous, net	(2)	—	(5)	—	3
Income before income taxes	7,741	5	3,411	3	4,330
Income tax (expense) benefit	(3,118)	(2)	4,339	3	(7,457)
Net income	$4,623	3%	$7,750	6%	$(3,127)

	Six Months Ended June 30,
	2006		2005		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
	(dollars in thousands)

Revenues, net	$297,255	100%	$270,564	100%	$26,691
Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	93,562	31	78,118	29	(15,444)
Selling, general and administrative	92,786	31	81,670	30	(11,116)
Depreciation and amortization	30,664	10	30,618	11	(46)
Operating income	80,243	27	80,158	30	85
Other expense:
Interest expense, net	(61,983)	(21)	(57,749)	(21)	(4,234)
Miscellaneous, net	(10)	—	(24)	—	14
Income before income taxes and cumulative effect of a change in accounting principle	18,250	7	22,385	8	(4,135)
Income tax expense	(7,309)	(3)	(2,843)	(1)	(4,466)
Income before cumulative effect of a change in accounting principle	10,941	4	19,542	7	(8,601)
Cumulative effect of a change in accounting principle, net of taxes	(121)	—	—		(121)
Net income	$10,820	4%	$19,542	7%	$(8,722)

Comparison of the Three and Six Months Ended June 30, 2006 Versus the Three and Six Months Ended June 30, 2005

Revenues, net for the three and six months ended June 30, 2006 increased $16.1 million (12%) and $26.7 million (10%) respectively, as compared to revenues for the same period in the prior year.  The net increases are attributable to the following:

	Three Months	Six Months
	Ended June 30, 2006
	(Dollars in millions)
Increase in:
Advertising revenue	$6.7	$13.8
Affiliate revenue	8.4	11.9
Other revenue	1.0	1.0
	$16.1	$26.7

The increase in net advertising revenue for the three and six months ended June 30, 2006 compared to the same periods in the prior year is driven by increases at AMC Networks and IFC of $6.5  million and $0.2 million, respectively, and $12.4 million and $1.4 million, respectively.   The increase in net advertising revenue at AMC Networks resulted from both increased rates and units sold.  The increase in net affiliate revenue for the three and six months ended June 30, 2006 compared to the same periods in the prior year is driven by increases at AMC Networks and IFC of $7.2 million and $1.2 million, respectively, and $8.6 million and $3.3 million, respectively.  The increase at AMC Networks for the three and six months ended June 30, 2006 is primarily related to the non-recognition of affiliate revenue attributable to the second quarter of 2005 which was subsequently recognized in the third quarter of 2005 following the resolution of a contractual dispute with an affiliate.  The remaining increase is due to an increase in viewing subscribers and rate increases. Viewing subscribers as of June 30, 2006 compared to June 30, 2005, increased 7.7% and 3.0% at IFC and AMC Networks, respectively.

The Company believes the WE and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television operators as digital capacity continues to become available; and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE), attract a greater advertising market share.   These increases could potentially be offset by lower net effective rates for our programming services that result from the consolidation of cable television operators and the limit on increases in distribution for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE programming services may also significantly affect future advertising revenues.

Our advertising revenue as a percentage of total revenue has increased for the three and six months ended June 30, 2006 compared to the same periods in the prior year and we expect this trend to continue in 2006.

Technical and operating expenses primarily include amortization of costs to license programming, including feature films, and programming and production costs.  Depreciation and amortization expense of fixed assets and definite lived intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for the three and six months ended June 30, 2006 increased $5.4 million (12%) and $15.4 million (20%), respectively, compared to the same periods in 2005.  As a percentage of revenues, technical and operating expenses remained consistent for the three months ended June 30, 2006 compared to the same period in the prior year and increased 2% for the six months ended June 30, 2006 compared to the same period in 2005. The increase in technical and operating expenses for the three and six months ended June 30, 2006 as compared to the same periods in the prior year is driven by an increase at AMC Networks and IFC of $4.0 million and $1.4 million, respectively, and an increase at AMC Networks and IFC of $12.4 million and $3.0 million, respectively.  The increase at AMC Networks is primarily related to original productions and amortization of licensed film content.  The increase at IFC is primarily related to amortization of licensed film content.

There may be significant changes in the level of our expenses from quarter to quarter due to content acquisitions and/or program development activities.  As additional competition for product increases from new programming services and alternate distribution technologies continue to develop in the industry, costs for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of office facilities.  Selling, general and administrative expenses increased $3.9 million (9%) and $11.1 million (14%), respectively, for the three and six months ended June 30, 2006 as compared to the same periods in 2005.    As a percentage of revenues, selling, general and administrative expenses decreased 1% for the three months ended June 30, 2006 compared to the same period in 2005 and increased 1% for the six months ended June 30, 2006 compared to the same period in 2005.  The increase is attributable to the following:

	Three Months	Six Months
	Ended June 30, 2006
Increase in:	(dollars in millions)
Selling and marketing costs	$0.8	$3.9
Long-term incentive plan expense	0.9	2.1
Share-based compensation expenses (includes the effects of Cablevision’s adoption of Statement No. 123R effective January 1, 2006, excluding the cumulative effect of a change in accounting principle)	0.9	3.5
Other general and administrative costs	1.3	1.6
	$3.9	$11.1

The increase in selling and marketing costs for the three and six months ended June 30, 2006 compared to the same periods in the prior year is attributable to an increase at AMC Networks of $1.0 million, partially offset by a decrease at IFC of $0.2 million, and an increase at AMC Networks of  $4.8 million, partially offset by a decrease at IFC of $0.9 million, respectively.  The increase at AMC Networks is primarily attributable to marketing and promotion associated with the premiere of new original programming during the period.  The increase in long-term incentive plan expense for the three and six months ended June 30, 2006 compared to the same period in the prior year is attributable to an increase at AMC Networks and IFC of $0.7 million and $0.2 million, respectively, and an increase at AMC Networks and IFC of $1.7 million and $0.4 million, respectively, due to grants of share-based payment awards at the end of 2005 and during the six months ended June 30, 2006.  The increase in share-based compensation expenses for the three and six months ended June 30, 2006 compared to the same period in the prior year (includes the effects of Cablevision’s adoption of Statement No. 123R effective January 1, 2006, excluding the cumulative effect of a change in accounting principle recorded in the three month period ended March 31, 2006)  is driven by an increase at AMC Networks and IFC of $0.7 million and $0.2 million, respectively, and an increase at AMC Networks and IFC of $1.9 million and $1.6 million, respectively.

The increase in other general and administrative costs for the three and six months ended June 30, 2006 compared to the same periods in the prior year is primarily driven by an increase at AMC Networks and IFC of $1.1 million and $0.2 million, respectively, and an increase at AMC Networks and IFC of $1.2 million and $0.4 million, respectively.

Depreciation and amortization increased $0.1 million (less than 1%) and less than $0.1 million (less than 1%) for the three and six months ended June 30, 2006 compared to the same periods in 2005.

Interest expense, net increased $2.4 million and $4.2 million for the three and six months ended June 30, 2006 as compared to the same periods in the prior year, respectively.  Although outstanding bank debt decreased by $6.0 million at June 30, 2006 compared to June 30, 2005, interest expense on such bank debt increased by $2.9 million and $5.8 million for the three and six months ended June 30, 2006 compared to the same periods in the prior year, respectively, due to higher variable interest rates.  The increase in interest expense was partially offset by an increase in interest income of $0.5 million and $1.6 million for the three and six months ended June 30, 2006 compared to the same periods in the prior year, respectively, due to higher interest rates and higher cash balances.

Income tax expense of $3.1 million and $7.3 million for the three and six months ended June 30, 2006, resulted primarily from pretax income, the impact of non-deductible expenses, and state income taxes.

The income tax benefit of $4.3 million and the income tax expense of $2.8 million for the three and six months ended June 30, 2005 resulted primarily from pretax income, the impact of non-deductible expenses, and state income taxes, offset by a $6.0 million deferred tax benefit resulting from a New York state tax law enacted in the second quarter of 2005.

LIQUIDITY AND CAPITAL RESOURCES

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated net cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities during the six month periods ended June 30, 2006 and 2005.  We currently expect our funding requirements for the next twelve months to be met by our cash on hand, cash from operations and proceeds from our new credit facility entered into in July 2006 (see discussion below).  In addition, our cash on hand and net cash from operating activities, plus proceeds from borrowings available to us, has in the past provided, and is expected to continue to provide in the future, funding to other Rainbow programming services, which are not our subsidiaries, including the VOOM HD Networks, subject to the applicable covenants and limitations contained in our financing agreements.

During the six month period ended June 30, 2006, we distributed $105.0 million to Rainbow Programming Holdings LLC, our direct parent, to fund Rainbow programming services, which are not our subsidiaries, including VOOM HD Networks.

The following table summarizes our outstanding debt, the present value of capital leases, interest expense and capital expenditures as of and for the six months ended June 30, 2006:

(dollars in thousands)

Bank debt	$592,500
Capital leases	12,379
Senior notes	298,341
Senior subordinated notes	496,816
Total debt	$1,400,036

Interest expense	$64,905
Capital expenditures	$321

Debt Financing Agreements

At June 30, 2006, our credit facility was a $950 million senior secured credit facility, comprised of a $600 million term loan facility and a $350 million revolving credit facility secured by the assets and common equity interests of AMC LLC, The Independent Film Channel LLC, and WE: Women’s Entertainment, LLC and guaranteed by Rainbow Programming Holdings LLC and substantially all our other direct and indirect subsidiaries.  Borrowings outstanding under this term loan of $592.5 million were repaid on July 5, 2006 (see discussion below).

Our notes outstanding consist of $300 million principal amount of 8-3/4% senior notes due September 1, 2012, and $500 million principal amount of 10-3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of our subsidiaries.

We were in compliance with all of our financial covenants as of June 30, 2006.

On July 5, 2006, we entered into an $800 million senior secured credit facility (the “Credit Agreement”), which consists of a $500 million term A loan facility and a $300 million revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Agreement allows us to utilize up to $50 million of the revolving credit facility for letters of credit and up to $5 million for a swing loan.  Further, the Credit Agreement provides for an incremental facility of at least $100 million and up to a maximum of $925 million.  If an incremental facility is established, we and the lenders will enter into a supplement to the Credit Agreement with terms and conditions that are no more restrictive than those in the Credit Agreement.  There are no commitments from the lenders to fund the incremental facility.

On July 5, 2006, we borrowed the entire $500 million term A loan facility and $10 million under the revolving credit facility. We used the $510 million borrowed under the Credit Agreement and approximately $88 million of additional available cash to repay all of our outstanding borrowings, accrued interest and fees due under our August 2004 $950 million senior secured credit facility (scheduled to mature March 31, 2012) of which $592.5 million was outstanding under a term loan at July 5, 2006 and to pay certain fees and expenses incurred in connection with the Credit Agreement. We may use future borrowings under the Credit Agreement to make investments, distributions and other payments permitted under the Credit Agreement and for general corporate purposes. The borrowings under the Credit Agreement may be repaid without penalty at any time.

Borrowings under the Credit Agreement are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by Rainbow Programming Holdings LLC.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions). Borrowings under the Credit Agreement bear interest based on either the Base Rate (the greater of the Federal Funds Rate plus 0.5% and the prime rate (as defined in the Credit Agreement)) or the Eurodollar Rate (as defined in the Credit Agreement). The interest rate under the Credit Agreement varies, depending on our cash flow ratio (as defined in the Credit Agreement), from 1.0% to 1.5% over the Eurodollar Rate for Eurodollar-based borrowings and from zero to 0.5% over the Base Rate for Base Rate borrowings. On July 31, 2006, the interest rate on the term A loan facility and the revolving credit facility was 6.76% and 6.60%, respectively.  The $500 million term A loan is to be repaid in quarterly installments of 1.25% of the original outstanding balance ($6.25 million) from March 31, 2008 until December 31, 2010, 2.5% of the original outstanding balance ($12.5 million) from March 31, 2011 until December 31, 2012, and 32.5% of the original outstanding balance ($162.5 million) on March 31, 2013 and June 30, 2013, the maturity of the term A loan facility.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

The financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter (all as defined in the Credit Agreement) of 1.75 to 1.00, (ii) a maximum cash flow ratio of total indebtedness to annualized operating cash flow (all as defined in the Credit Agreement) of 6.75 to 1.00 through June 30, 2008, decreasing thereafter to 6.25 to 1.00, and (iii) a maximum senior secured leverage ratio of senior secured debt to annualized operating cash flow (all as defined in the Credit Agreement) of 5.50 to 1.00.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

In connection with the Credit Agreement entered into in July 2006, we incurred deferred financing costs of approximately $5.2 million (of which $0.3 million had been incurred through June 30, 2006), which will be amortized to interest expense over the term of the Credit Agreement.  In the third quarter of 2006, deferred financing costs of $6.1 million associated with the repayment of the August 2004 credit facility will be recorded as a write-off of deferred financing costs.

Future access to the debt markets and the cost of any future debt issuances are influenced by our credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s.  In February 2006, Standard & Poor’s announced that our corporate credit rating was changed to BB from BB-, the senior secured bank loan rating to BB+ from BB and the senior and senior subordinated unsecured debt to B+ from B.  The ratings outlook was changed to stable from developing.  In June 2006, Standard and Poor’s assigned a BBB- rating to the Credit Agreement entered into in July 2006; all other ratings remained unchanged.  In August 2006, Standard & Poor’s placed all of our ratings on CreditWatch with negative implications as a result of the Stock Option Review.  Moody’s ratings are B1 for the corporate family rating, Ba3 for the senior secured bank loan, B2 for the senior unsecured debt and B3 for the senior subordinated debt and the ratings outlook is stable.  In June 2006, Moody’s assigned a Ba3 rating to the Credit Agreement entered into in July 2006 and affirmed all other ratings noted above.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

Total scheduled principal amounts payable in connection with the Credit Agreement entered into on July 5, 2006  (pro forma effective as of June 30, 2006) and, our notes and capital leases outstanding at June 30, 2006, are as follows for the following periods:

Six months ending December 31, 2006	$1,480

Year ending December 31,
2007	1,536
2008	26,536
2009	26,536
2010	26,536
Thereafter	1,248,184
$1,330,808

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $61.7 million for the six months ended June 30, 2006 compared to $59.5 million for the six months ended June 30, 2005.  The 2006 cash provided by operating activities resulted from $110.1 million of income before depreciation and amortization and non-cash items and a net increase in cash resulting from the net change in other assets and liabilities totaling $17.2 million, partially offset by a net decrease in cash resulting from net feature film inventory purchases totaling $65.6 million.

The 2005 net cash provided by operating activities resulted primarily from $99.0 million of income before depreciation and amortization and non-cash items, a net increase in cash resulting from changes in other assets and liabilities of $14.2 million, partially offset by a net decrease in cash resulting from net feature film inventory purchases totaling $53.7 million.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2006 was $0.3 million compared to $0.2 million for the six months ended June 30, 2005.  The 2006 and 2005 investing activities consisted of capital expenditures.

Financing Activities

Net cash used in financing activities amounted to $109.0 million for the six months ended June 30, 2006 compared to $12.4 million for the six months ended June 30, 2005.  In 2006, financing activities consisted of capital distributions to our parent of $105.0 million, repayment of bank debt of $3.0 million, and principal payments on capital leases of $1.0 million.  In 2005, financing activities consisted of capital distributions to our parent of $10.0 million, repayment of bank debt of $1.5 million, and principal payments on capital leases of $0.9 million.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FIN 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.  This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Any change in the net assets and liabilities recognized as a result of applying the provisions of FIN 48 would be recorded as an adjustment to the opening balance of member’s deficiency.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  We have not yet determined the impact that the adoption of FIN 48 will have on our financial position, results of operations, or our disclosures.

In June 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation), which addresses the income statement disclosures for taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer, and may include, but are not limited to, sales, use, value added, and some excise taxes. The presentation of taxes on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion 22. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant and can be done on an aggregate basis.  EITF Issue No. 06-3 will be effective for financial reports for interim and annual reporting periods beginning after December 15, 2006.  We currently plan to continue to account for the taxes referred to above on a net basis.  Therefore, the adoption of EITF Issue 06-3 is not expected to have any significant impact on our financial condition or results of operations.

In February 2006, the FASB issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments - an Amendment of FASB Statements No. 133 and 140.  Statement No. 155 allows financial instruments that contain an embedded derivative and that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holders’ election. Statement No. 155 also clarifies and amends certain other provisions of Statement No. 133 and Statement No. 140.  Statement No. 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006.  We do not expect that the adoption of Statement No. 155 will have a significant impact on our financial position or results of operations.